December 27, 2024

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for KWESST Micro Systems Inc. ("KWESST") and, under the date of January 17, 2024, except for Note 1(b) as to which the date is October 25, 2024, we reported on the consolidated financial statements of KWESST as of and for the years ended September 30, 2023 and 2022. On May 15, 2024, we resigned.

We have read KWESST's statements included under Change in Company's Certifying Accountant of its Annual Report on Form 20-F dated December 27, 2024, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants